Exhibit 99.1

VIRCO REPORTS THIRD QUARTER RESULTS
Virco Mfg. Corporation
December 10, 2014

•	$4.6 million quarterly profit; $6.0 million YTD profit

•	Quarterly revenue up 5.4%; YTD revenue up 2.3%

•	Multiple indicators confirm strengthening demand for school furniture

•	Company names Douglas Virtue President & COO

TORRANCE, Calif., December 10, 2014 (GLOBE NEWSWIRE)-Virco today announced financial results for its fiscal 2014 third quarter and YTD results for the nine months ended October 31, 2014. The third quarter includes August, which typically concludes the Company’s peak season for shipments.

Revenue for the third quarter of 2014 totaled $62,652,000, an increase of 5.4% compared to last year’s $59,454,000. Gross profit for the quarter was essentially flat at $21,051,000 vs. $21,161,000. Gross margin as a percent of sales declined 2% mainly due to earlier timing of factory production and related overhead absorption, which had the effect of shifting absorption into this year’s second quarter. However, improvements in SG&A-including the non-recurrence of last year’s third quarter restructuring expense-more than offset this shift in timing, contributing to a 35.9% improvement in quarterly net profit, which totaled $4,632,000 vs. $3,408,000 last year.
Revenue for the nine months ended October 31, 2014 was up 2.3% at $139,374,000 compared to $136,277,000. Gross margin was essentially unchanged at 35.9% vs. 36.1%, again due to the previously described seasonal timing of overhead absorption. Proportionate to this year’s increase in revenue, gross profit improved almost 1.9% to $50,074,000 vs. $49,156,000. Pre-tax operating income through nine months was up 16%, due in part to the non-recurrence of last year’s restructuring charges.
Multiple indicators suggest that the Company’s core market for public school furniture is finally experiencing a more evenly distributed recovery. A surge of late summer fill-in orders pushed more revenues into the third quarter and drove backlogs higher as the Company heads into its traditionally slower fourth quarter. These types of orders are typically purchased from tax-funded operating budgets as opposed to bond-funded construction budgets, which tend to be more volatile. Management believes fill-in orders are indicative of overall industry health because they reflect school districts’ confidence in budgeting. Management also believes that the Company’s large installed base positions it to take advantage of this recovering demand, since schools often mirror their existing furniture with matching replacements.

Perhaps most encouraging is the Company’s overall trend on incoming orders. For seven of this year’s nine months, incoming orders were higher than the low ebb of the recession cycle, which stretches back six years. This is a more sustained upward trend than at any time since the onset of the recession. Most importantly, incoming orders were substantially higher during the peak summer months, which with their higher volume have a disproportionate impact on full-year results. Through November (as of this writing) incoming orders have increased by 7.8% compared to last year.

Taken as a group, these industry indicators drawn from Company results suggest a general upward trend of about 4-5%. They also highlight the Company’s ability to respond efficiently to last-minute demand through a combination of extensive sales history, forecasting, and nimble domestic fabrication. While no single one of these measures should be taken as the most accurate indicator of industry health, Management believes that together they provide evidence of economic conditions at the state and local level finally improving enough to translate into stronger public school funding and a long-anticipated upgrading of moveable furniture and equipment.

Virco has enjoyed a continuity of management and strategic focus since its founding in 1950 by Julian Virtue. As Virco’s core public school market begins to recover and the Company expands its strategic possibilities for growth, the Company’s Board of Directors has adopted a formal succession plan to support growth. As part of this plan, Douglas Virtue has been named President and Chief Operating Officer. Robert Virtue will continue as Chairman of the Board and CEO.

Robert Virtue said: “I am pleased that we have seen business improvement across so many different indicators:

•	Third quarter shipments +5.4%

•	YTD shipments as of October 31 +2.3%

•	YTD shipments plus backlog as of November 30 +4.5%

•	YTD incoming orders as of November 30 +7.8%

I am also enthusiastic about the Board’s succession plan. Doug will continue guiding Virco with insight and understanding. He also enthusiastically embraces adding expertise from outside the Company and mentoring and promoting qualified internal personnel. I will be actively engaged in this transition over the next few years as we seek to further diversify our business and create a meaningful return for our shareholders.”

	Three Months Ended		Nine Months Ended
	10/31/2014	10/31/2013	10/31/2014	10/31/2013
	(In thousands, except per share data)

Net sales	$ 62,652	$ 59,454	$ 139,374	$ 136,277
Cost of sales	41,601	38,293	89,300	87,121
Gross profit	21,051	21,161	50,074	49,156
Selling, general and administrative expense	16,258	16,653	42,750	41,572
Restructuring expense	0	791	62	1,266
Interest expense, net	393	323	1,227	1,123
Income before income taxes	4,400	3,394	6,035	5,195
Income tax (benefits) expense	(232)	(14)	55	24
Net income	$ 4,632	$ 3,408	$ 5,980	$ 5,171

Net income per share - basic	$ 0.31	$ 0.23	$ 0.41	$ 0.35
Net income per share - diluted	0.31	0.23	0.40	0.35

Weighted average shares outstanding - basic	14,824	14,647	14,747	14,582
Weighted average shares outstanding - diluted	15,054	14,790	14,934	14,712

		10/31/2014	1/31/2014	10/31/2013
Current assets		$ 46,283	$ 39,639	$ 45,598
Non-current assets		43,110	43,705	44,608
Current liabilities		23,163	22,656	26,747
Non-current liabilities		31,433	33,083	29,072
Stockholders' equity		34,797	27,605	34,387

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert. A. Virtue, Chief Executive Officer
Robert Dose, CFO
Doug Virtue, President & COO
This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; absorption rates; economic conditions (including without limitation the prospects of economic recovery); the educational furniture industry; including the domestic market for classroom furniture; state and municipal bond funding; the rate of completion of bond funded construction projects; cost control initiatives; ability to respond to a recovery in our industry; structural spending; pricing; use of temporary workers; seasonality; marketing initiatives; and

international markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available financing sources. See our Annual Report on Form 10-K for the year ended January 31, 2014, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing